EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Second Quarter 2022 Financial Results

- Dermata completes a $5.0 million private placement financing in April 2022 -

- DMT310 Phase 2 rosacea trial topline results expected in the second half of 2022 -

SAN DIEGO, CA, August 15, 2022 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata” or the “Company”), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions, today highlighted recent corporate progress and reported financial results for the quarter ended June 30, 2022.

“It is a big step for our DTM310 rosacea program to have fully enrolled our Phase 2 study in moderate-to-severe rosacea. If successful, this could be the first once-weekly topical product for the treatment of rosacea and could cause a shift in how this disease is treated,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We also continue to explore partnering opportunities with botulinum toxin companies to advance our DMT410 program into later stages of development. We believe DMT410’s ability to facilitate the intradermal delivery of botulinum toxin via topical applications could provide a more targeted and safer delivery option for hyperhidrosis and aesthetic skin conditions,” concluded Mr. Proehl.

Corporate Highlights

•	In April 2022, Dermata successfully closed a $5.0 million private placement. The Company closed a private placement with a single institutional investor of 898,585 shares of the Company’s common stock, pre-funded warrants to purchase up to 2,875,000 shares of common stock (or pre-funded warrants to purchase common stock in lieu thereof) and warrants to purchase up to 3,773,585 shares of common stock, for net proceeds of $4.3 million, after deducting the placement agent’s fees and other offering expenses. The private placement was priced at the market under Nasdaq rules.

•	Enrollment completed in DMT310 Phase 2 moderate-to-severe rosacea study. In June 2022, the Company completed enrollment of a Phase 2 study of once-weekly treatment of DMT310 in moderate-to-severe rosacea. The treatment phase of the study is ongoing.

Anticipated Upcoming Milestones

•	DMT310 Phase 2 results in moderate-to-severe rosacea. The Company expects to receive topline results in the second half of 2022. The trial is a 12-week, double-blinded, randomized, placebo-controlled study with 180 patients enrolled at 20 clinical sites in the United States. The co-primary endpoints are (i) absolute reduction in inflammatory lesion count and (ii) Investigator Global Assessment (“IGA”), which will be graded on a 5-point scale (0-4). To be considered a responder, a patient needs to have at least a 2-grade reduction and an IGA score of 0 or 1. Upon successful results, the Company will look to request an end of Phase 2 meeting with the FDA.

•	DMT310 Phase 3 program in moderate-to-severe acne. After an end of Phase 2 meeting with FDA planned for the first half of 2023, the Company intends to initiate the Phase 3 acne program.

1

Second Quarter 2022 Financial Results

As of June 30, 2022, Dermata had $10.6 million in cash, compared to $10.8 million as of December 31, 2021. Dermata received net proceeds of $4.3 million in April 2022 from a private placement of its securities, which, together with existing cash resources, are expected to fund operations into the third quarter of 2023.

Research and development expenses were $1.6 million for the quarter ended June 30, 2022, compared to $0.9 million for the quarter ended June 30, 2021. The increase in research and development expenses was due to increased clinical trial and non-clinical expenses, as well as increases in personnel-related expenses. Stock-based compensation expense attributable to research and development totaled $0.05 million for the quarter ended June 30, 2022 compared to $0.03 million for the quarter ended June 30, 2021.

General and administrative expenses were $1.1 million for the quarter ended June 30, 2022, compared to $0.5 million for the quarter ended June 30, 2021. The increase in general and administrative expenses was due to insurance and other public company costs, as well as an increase in personnel-related expenses and stock-based compensation expense. Stock-based compensation expense attributable to general and administrative totaled $0.2 million for the quarter ended June 30, 2022 compared to $0.08 million for the quarter ended June 30, 2021.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company’s lead product candidate, DMT310, is the first product candidate being developed from its Spongilla technology platform. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 is currently under clinical development for the treatment of acne, rosacea, and psoriasis. The Company’s second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: expectations with regard to the timing of data events; expectations with regard to the timing and/or results from meetings with regulatory bodies; expectations with regard to any potential partnership opportunities for the Company’s product candidates; the Company’s expectations with regard to current cash and the amount of time it will fund operations; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; and whether the results of DMT310 or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

2

DERMATA THERAPEUTICS, INC.

(Formerly Dermata Therapeutics, LLC)

Balance Sheets

3

DERMATA THERAPEUTICS, INC.

(Formerly Dermata Therapeutics, LLC)

Statements of Operations

Investors:

Sean Proehl

Senior Director, Legal and Business Development

4